Exhibit 10.20

Schneider National, Inc.

Omnibus Long-Term Incentive Plan

Restricted Stock Award Agreement

You have been selected to receive a grant of Shares of Restricted Stock pursuant to the Schneider National, Inc. Omnibus Long-Term Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Grant:

Number of Shares of Restricted Stock Granted:

Final Acceptance Date:

Lapse of Restriction Date (vesting): Restrictions placed on the share of Restricted Stock shall lapse on the date and in the amount listed below:

Date on Which Restrictions Lapse	Number of Share for Which Restrictions Lapse	Cumulative Number of Share for Which Restrictions Lapse

THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Restricted Stock by Schneider National, Inc., a Wisconsin corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Restricted Stock. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.	Acceptance of Award. The Participant shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by signing and delivering to the Company a copy of this Agreement.

2.	Service With the Company. Except as may otherwise be provided in Section 4 or 5, the Restricted Stock granted hereunder is granted on the condition that the Participant remains an Employee of the Company from the Date of Grant through (and including) the Lapse of Restriction Date, as set forth above (referred to herein as the “Period of Restriction”).

This grant of Restricted Stock shall not confer any right to the Participant (or any other Participant) to be granted Restricted Stock or other Awards in the future under the plan.

3.	Certificate Legend. Each certificate, if any, representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Schneider National, Inc. Omnibus Long-Term Incentive Plan (the “Plan”), in associated Award Agreement and in the Schneider National, Inc. Employee Stock Purchase Plan dated February 1, 1985, as amended from time to time. A copy of the Plan may be obtained from Schneider National, Inc.”

“The shares of stock represented by this Certificate have not been registered under the Securities Act of 1933 and may be resold only pursuant to a registration statement thereunder unless the Company shall have received an opinion of its counsel as to the availability of an exemption therefrom.”

4.	Termination of Service.

A.	Death or Disability. If the Participant’s service is terminated during the Period of Restriction due to death or Disability, then the portion of Restricted Stock not yet vested as of the date of death or Disability shall become immediately and fully vested.

For purposes of this Agreement, Disability shall have the meaning assigned to such term in the governing long-term disability plan pursuant to which the Participant may be entitled to benefits, as determined by the Committee in its absolute discretion.

B.	Retirement. If the Participant’s service is terminated during the Period of Restriction due to Retirement and provided the Participant has given six (6) months advance written notice of their Retirement date to the company, then the portion of Restricted Stock not yet vested as of the date of Retirement shall continue to vest according to the original schedule on page 1 of this agreement. Furthermore, as the shares then vest, the value of the shares will be paid in cash rather than be issued as shares of stock.

C.	For Other Reasons. If the Participant’s employment with the Company shall terminate for any reason other than death, Disability or Retirement (as defined in 4.B.), the Participant shall forfeit the unvested portion of the Restricted Stock Award, subject to the Compensation Committee’s discretion to vest all or a portion of the Award.

5.	Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Period of Restriction and prior to the Participant’s termination of employment with the Company, the Period of Restriction and restrictions imposed on the Shares of Restricted Stock shall immediately lapse, with all such Shares of Restricted Stock vesting, subject to applicable federal and state securities laws.

6.	Restrictions on Transfer. During the Period of Restriction, Share of Restricted Stock granted pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (a “Transfer”), except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of shares of Restricted Stock is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Shares of Restricted Stock, the Participant’s right to such Shares of Restricted Stock shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

7.	Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number of Shares of Restricted Stock subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

8.	Beneficiary Designation Not Applicable. Any benefit under this Agreement remaining unpaid at the Participant’s death shall be paid in equivalent cash value to the Participant’s estate.

9.	Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

10.	Miscellaneous.

A.	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

B.	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

C.	The Participant acknowledges and agrees that the Company shall have the power and the right to deduct or withhold, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement should Participant fail to make timely payment of all taxes due.

The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the minimum amount required to be withheld.

D.	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

E.	This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

F.	All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

G.	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Wisconsin.

H.	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

I.	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

J.	This transaction may qualify for treatment under Section 83(b) of the Internal Revenue Code, but such an election can entail significant financial risk. This election allows you to take the current value of the unvested stock grant into income today so that future appreciation is treated as capital gains rather than ordinary income. The risk is that you take more shares into income than will actually vest in the future. If you ultimately vest in fewer shares than your Section 83(b) election, note that the election cannot be reversed and you will have paid tax on shares you will never receive. You should consult your personal tax advisor and speak to them about a Section 83(b) election and its relation to this grant. Should you choose to make an 83(b) election, IRS regulations require that you do so within 30 days of the date of this award notice.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

Schneider National, Inc.

By:		Date:
Steven J. Matheys Chief Administrative Officer

Date:

Participant

Participant’s name and address